We are regularly involved in litigation, both as a defendant and as a plaintiff, but primarily as a defendant. Litigation naming us as a defendant ordinarily arises out of our business
operations as a provider of asset management and accumulation products and services, life, health and disability insurance.
Some of the lawsuits are class actions, or purport to be, and some include claims for unspecified or substantial punitive and treble damages. In addition, regulatory bodies such as state insurance departments, the SEC, the Financial Industry Regulatory
Authority, the Department of Labor and other regulatory agencies regularly make inquiries and conduct examinations or
investigations concerning our compliance with, among other
things, insurance laws, securities laws, ERISA and laws governing the activities of broker-dealers. We receive requests from
regulators and other governmental authorities relating to
industry issues and may receive additional requests, including subpoenas and interrogatories, in the future.

On October 28, 2009, Judith Curran filed a derivative action lawsuit on behalf of the Principal Funds, Inc. and Strategic
Asset Management Portfolio in the United States District Court
for the Southern District of Iowa against Principal Management
Corporation, Principal Global Investors, LLC, and Principal Funds
Distributor, Inc. (the "Curran Defendants"). The lawsuit alleges the Curran Defendants breached their fiduciary duty under Section
36(b) of the Investment Company Act by charging advisory fees and distribution fees that were excessive. The Curran Defendants filed a motion to dismiss the case on January 29, 2010. That motion was granted in part and overruled in part. Principal
Global Investors, LLC was dismissed from the suit. The remaining
Curran Defendants are aggressively defending the lawsuit.

While the outcome of any pending or future litigation or
regulatory matter cannot be predicted, management does not
believe that any pending litigation or regulatory matter will have a material adverse effect on our business or financial
position. The outcome of such matters is always uncertain, and unforeseen results can occur. It is possible that such outcomes could materially affect net income in a particular quarter or annual period.